SCHEDULE 14A INFORMATION
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The Ultimate Software Group, Inc.

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THE ULTIMATE SOFTWARE GROUP, INC.

2000 ULTIMATE WAY
WESTON, FLORIDA 33326

April 11, 2003

Dear Stockholder:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of The Ultimate Software Group, Inc. (the “Company” or “Ultimate Software”), which will be held on Wednesday, May 14, 2003, at 10:00 a.m. (EDT), at the Company’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 (the “Annual Meeting”).

      The principal business of the meeting will be (i) to elect three directors to serve for three-year terms or until their respective successors are duly elected and qualified; and (ii) to transact such other business as may properly come before the meeting or any postponement or adjournment thereof. During the Annual Meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 2003.

      Whether you plan to attend the Annual Meeting or not, please complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

      For your benefit, enclosed is a copy of Ultimate Software’s Annual Report to Stockholders, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission, which includes audited financial statements and notes thereto. We thank you for your continued interest in Ultimate Software.

Sincerely yours,

SCOTT SCHERR
Chairman, President and
Chief Executive Officer

THE ULTIMATE SOFTWARE GROUP, INC.

2000 ULTIMATE WAY
WESTON, FLORIDA 33326

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2003

TO THE STOCKHOLDERS OF THE ULTIMATE SOFTWARE GROUP, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Ultimate Software Group, Inc. (the “Company”) will be held on Wednesday, May 14, 2003, at 10:00 a.m. (EDT), at the Company’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 for the following purposes:

1.	To elect three directors to serve until the 2006 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

      Holders of record of the voting stock of the Company at the close of business on March 20, 2003 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

      Enclosed are a Proxy Statement, a form of proxy and an addressed return envelope. ALL STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO BE PRESENT AT THE MEETING, ARE REQUESTED TO FILL IN, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. Stockholders who attend the meeting may, if they desire, revoke their proxies and vote in person.

By Order of the Board of Directors:

VIVIAN MAZA
Secretary

Weston, Florida
April 11, 2003

THE ULTIMATE SOFTWARE GROUP, INC.

2000 ULTIMATE WAY
WESTON, FLORIDA 33326

PROXY STATEMENT

FOR
ANNUAL MEETING OF STOCKHOLDERS

May 14, 2003

      The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of The Ultimate Software Group, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 14, 2003, at 10:00 a.m. (EDT), at the Company’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 and at any postponement or adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement, the accompanying proxy and the Company’s Annual Report to Stockholders for 2002 including therewith the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “Form 10-K”), are first being mailed to stockholders commencing on or about April 11, 2003.

      Proxies are being solicited from holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”). If a proxy is properly executed and returned, the shares represented by it will be voted and, where specification is made by the stockholder as provided in such proxy, will be voted in accordance with such specification. Unless a stockholder specifies otherwise, all shares represented by valid proxies will be voted (i) FOR the election of the persons named in this Proxy Statement as the nominees of the Company under the heading “Election of Directors;” (ii) at the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting or any adjournment thereof.

SOLICITATION OF PROXIES

      The Company is paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by directors, officers and other employees of the Company without additional compensation. Brokers, dealers, banks, voting trusts, custodians and other institutions, and their nominees, who are holders of shares of the Company’s Common Stock on the Record Date, referred to below, will be requested to forward the soliciting material to the beneficial owners of such shares of Common Stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such institutions for their reasonable expenses in forwarding proxy material to their beneficial owners.

VOTING RIGHTS AND PROCEDURES

      Only stockholders of record of the Common Stock of the Company at the close of business on March 20, 2003 (the “Record Date”), will be entitled to vote at the Annual Meeting. As of that date, a total of 17,331,268 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast is required for the election of directors.

      The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. If a stockholder returns a proxy withholding authority to vote the proxy with respect to a nominee for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the

Annual Meeting for purposes of determining a quorum, but shall not be deemed to have been voted in favor of or against such matter. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to have been voted in favor of or against such matter.

      A stockholder may revoke a proxy at any time prior to its exercise by giving to the Secretary of the Company a written notice of revocation of the proxy’s authority prior to the voting thereof or by submitting a duly executed proxy bearing a later date, or by voting in person, at the Annual Meeting.

PROPOSAL I — ELECTION OF DIRECTORS

      The Board of the Company is currently composed of six members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Messrs. Marc D. Scherr, Rick A. Wilber and James A. FitzPatrick, Jr. are the directors in the class whose term expires at the Annual Meeting.

      The Board has nominated Messrs. Marc D. Scherr, Rick A. Wilber and James A. FitzPatrick, Jr. for election to the Board at the Annual Meeting for a term of three years, expiring at the 2006 Annual Meeting, and each has indicated a willingness to serve. Mr. Scott Scherr serves in the class whose term expires at the Annual Meeting in 2004. Messrs. LeRoy A. Vander Putten and Robert A. Yanover serve in the class whose term expires at the Annual Meeting in 2005.

      The affirmative vote of a plurality of the votes cast at the Annual Meeting is necessary to elect the nominees for director. The persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. Marc D. Scherr, Rick Wilber and James A. FitzPatrick, Jr. unless otherwise directed. In the event that any nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board.

      The following table sets forth certain information concerning the nominees, based on data furnished by them. Information regarding incumbent directors whose terms are not expiring is included in the section labeled “Directors and Executive Officers” below.

Name of Nominee	Age	Principal Occupation	Director Since

Marc D. Scherr	45	Vice Chairman, The Ultimate Software Group, Inc.	April 1996
James A. FitzPatrick, Jr.	53	Partner, Dewey Ballantine LLP	July 2000
Rick A. Wilber	56	President, Lynn’s Hallmark Cards	October 2002

      Marc D. Scherr has been a director of the Company since its inception in April 1996 and was elected as Vice Chairman in July 1998. Mr. Scherr is also a member of the Executive Committee of the Board. Mr. Scherr became an executive officer of the Company effective March 1, 2000. Mr. Scherr served as a director of Gerschel & Co., Inc., a private investment firm, from January 1992 until March 2000. In December 1995, Mr. Scherr co-founded Residential Company of America, Ltd. (“RCA”), a real estate firm, and served as President of its general partner until March 2000. Mr. Scherr also served as Vice President of RCA’s general partner from its inception in August 1993 until December 1995. From 1990 to 1992, Mr. Scherr was a real estate pension fund advisor at Aldrich, Eastman & Waltch. Previously, he was a partner in the Boston law firm of Fine & Ambrogne. Mr. Scherr is the brother of Scott Scherr, Chairman of the Board, President and Chief Executive Officer of the Company.

      James A. FitzPatrick, Jr. has served as a director of the Company since July 2000 and is a member of the Compensation Committee of the Board. Mr. FitzPatrick is a partner in the law firm Dewey Ballantine LLP, which provides legal services to the Company. Before joining Dewey Ballantine

LLP as a partner in February 1989, Mr. FitzPatrick was a partner in the law firm LeBoeuf, Lamb, Leiby & MacRae.

      Rick A. Wilber has served as a director of the Company since October 2002 and is a member of the Audit Committee and a member of the Compensation Committee. Mr. Wilber formerly served on the Company’s Board of Directors from October 1997 through May 2000. Since 1995, Mr. Wilber has been the President of Lynn’s Hallmark Cards, which owns and operates a number of Hallmark Card stores. Mr. Wilber was a co-founder of Champs Sports Shops and served as its President from 1974 to 1984. He served on the Board of Royce Laboratories, a pharmaceutical concern, from 1990 until April 1997, when the company was sold to Watson Pharmaceuticals, Inc., a pharmaceutical concern.

      THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. MARC D. SCHERR, JAMES A. FITZPATRICK, JR. AND RICK A. WILBER AS DIRECTORS OF THE COMPANY TO HOLD OFFICE UNTIL THE 2006 ANNUAL MEETING AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.

Board Meetings and Committees of the Board

      During fiscal 2002, the Board held four meetings. During fiscal 2002, each director holding office during the year attended at least 75% of the total number of meetings of the Board and committees of the Board on which he served. The Board has an Executive Committee, an Audit Committee and a Compensation Committee, which are described below.

      Executive Committee. The Executive Committee is composed of Messrs. Scott Scherr (Chairman), Marc D. Scherr and Robert A. Yanover. The Executive Committee has the authority to exercise (except as provided by law or as may have been specifically reserved by or for the Board) all the powers and authority of the Board in the management of the business and affairs of the Company between regular meetings of the Board and while the Board is not in session. The Executive Committee held no meetings during fiscal 2002.

      Audit Committee. Messrs. Robert A. Yanover (Chairman), Rick A. Wilber and LeRoy A. Vander Putten are members of the Audit Committee. During 2002 and until February 11, 2003, James A. FitzPatrick, Jr. served as a member of the Audit Committee. Mr. Wilber was appointed to the Audit Committee on February 11, 2003. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and reviews the independence of the Company’s auditors. The Audit Committee held six meetings during fiscal 2002.

      The Company’s independent auditors for the fiscal year ended December 31, 2002 were KPMG LLP. Representatives of KPMG LLP will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and to respond to appropriate questions.

      Compensation Committee. Messrs. LeRoy A. Vander Putten (Chairman), James A. FitzPatrick, Jr., Robert A. Yanover and Rick A. Wilber are members of the Compensation Committee. The Compensation Committee is responsible for determining the compensation and benefits for the executive officers of the Company and administers the Company’s stock plans and oversees such other benefits plans as the Company may from time to time maintain. The Compensation Committee held four meetings during fiscal 2002.

Director Compensation

      As compensation for serving on the Board, each non-employee director of the Company receives a quarterly retainer of $5,000, payable exclusively in the form of options to purchase Common Stock under The Ultimate Software Group, Inc. Nonqualified Stock Option Plan (the “Stock Option Plan”). Additional compensation is provided for serving on committees of the Board whereby each non-employee director of the Company receives a fee for attendance at each board committee meeting in the amounts of $1,000 for each member and $2,000 for the committee chairman, payable exclusively in the form of options to purchase Common Stock under the Stock Option Plan. All such options vest upon the date of grant and have an exercise price equal to 30% of the fair market value of the Company’s Common Stock on the date of grant. The total discount from fair market value on all options granted to directors for a calendar quarter is equivalent to the retainer fees and board committee fees earned by the non-employee directors for such quarter. In addition, in 2002, each of the non-employee directors of the Company received options to purchase 25,000 shares of the Company’s Common Stock. Such options were fully vested on the date of grant and have an exercise price of $3.10 per share, which was equal to the fair market value of the Company’s Common Stock on the date of grant. All directors are reimbursed for expenses incurred in connection with their attendance at Board and related committee meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of March 20, 2003 (unless otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock; and (ii) each of the Company’s directors and executive officers and all directors and executive officers of the Company as a group.

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership(1)	Class(2)

Michael Feinberg(3)	2,959,469	17.1%
3980 N. 32 Terrace
Hollywood, FL 33312
Ceridian Corporation(4)	1,610,000	9.3%
3311 East Old Shakopee Road
Minneapolis, MN 55425
HarbourVest Partners V — Direct Fund L.P.(5)	1,250,807	7.2%
One Financial Center, 44th Floor
Boston, MA 02111
Scott Scherr(6)	868,643	5.0%
Marc D. Scherr(7)	505,747	2.9%
Mitchell K. Dauerman(8)	258,687	1.5%
James M. Alu(9)	203,867	1.2%
LeRoy A. Vander Putten(10)	82,509	*
James A. FitzPatrick, Jr.(11)	51,458	*
Robert A. Yanover(12)	313,651	1.8%
Rick A. Wilber(13)	397,454	2.3%
All directors and executive officers as a group (8 persons)(14)	2,682,016	15.5%

*	Indicates beneficial ownership of less than 1.0% of the outstanding Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “Commission”) and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of the date hereof are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person’s spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2)	Applicable percentage of ownership is based on 17,331,268 shares of Common Stock outstanding.

(3)	Represents (i) 2,757,544 shares of Common Stock owned by Mr. Feinberg and a warrant to purchase 50,000 shares of Common Stock by Mr. Feinberg; and (ii) 146,925 shares of Common Stock owned by Ann Feinberg, his spouse, and a warrant to purchase 5,000 shares of Common Stock by Ann Feinberg, all held as of January 23, 2003.

(4)	Represents shares held as of March 13, 2003 as reported on Schedule 13G filed by the stockholder.

(5)	Represents shares held as of December 31, 2002 as reported on Schedule 13G filed by the stockholder.

(6)	Represents 300,000 shares of Common Stock held by Mr. Scott Scherr, 153,018 shares of Common Stock held by Mr. Scott Scherr for the benefit of one of his children, and exercisable options to purchase 415,625 shares of Common Stock. Mr. Scott Scherr disclaims beneficial ownership of the shares held for the benefit of one of his children.

(7)	Represents 35,258 shares of Common Stock held by Mr. Marc D. Scherr, 16,067 shares of Common Stock held by certain trusts established for the benefit of Mr. Marc D. Scherr’s children, and exercisable options to purchase 454,422 shares of Common Stock. Mr. Marc Scherr disclaims beneficial ownership of the shares owned by the trusts established for the benefit of his children.

(8)	Represents 10,000 shares of Common Stock held by Mr. Dauerman and exercisable options to purchase 248,687 shares of Common Stock.

(9)	Represents 97,250 shares of Common Stock held by Mr. Alu, 1,600 shares of Common Stock held for the benefit of Mr. Alu’s children, and exercisable options to purchase 105,017 shares of Common Stock. Mr. Alu disclaims beneficial ownership of the shares held for the benefit of his children.

(10)	Represents 21,238 shares of Common Stock held by Mr. Vander Putten and exercisable options to purchase 61,271 shares of Common Stock.

(11)	Represents 2,000 shares of Common Stock held by Mr. FitzPatrick and exercisable options to purchase 49,458 shares of Common Stock.

(12)	Represents 131,500 shares of Common Stock held by Yanover Associates, 94,743 shares held by Yanover Family Limited Partnership (“YFLP”) and exercisable options held by Mr. Yanover to purchase 87,408 shares of Common Stock. Mr. Yanover is the President of the general partner of Yanover Associates and an officer of the general partner of YFLP. Mr. Yanover disclaims beneficial ownership of the shares held by the Yanover Family Limited Partnership.

(13)	Represents 338,812 shares of Common Stock held by Mr. Wilber and exercisable options to purchase 58,642 shares of Common Stock.

(14)	Represents an aggregate of 1,201,486 shares of Common Stock and exercisable options to purchase an aggregate of 1,480,530 shares of Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS

      The directors and executive officers (Messrs. Scott Scherr, Marc D. Scherr, Mitchell K. Dauerman and James M. Alu), and their ages as of March 14, 2003, are as follows:

Name	Age	Position(s)

Scott Scherr	51	Chairman of the Board, President and Chief Executive Officer
Marc D. Scherr	45	Vice Chairman of the Board
Mitchell K. Dauerman	46	Executive Vice President, Chief Financial Officer and Treasurer
James M. Alu	58	Executive Vice President and Chief Operating Officer
LeRoy A. Vander Putten	68	Director
James A. FitzPatrick, Jr.	53	Director
Robert A. Yanover	66	Director
Rick A. Wilber	56	Director

      Scott Scherr has served as President and a director of the Company since its inception in April 1996 and has been Chairman of the Board and Chief Executive Officer of the Company since September 1996. Mr. Scherr is also a member of the Executive Committee of the Board. In 1990, Mr. Scherr founded The Ultimate Software Group, Ltd. (the “Partnership”), the business and operations of which were assumed by the Company in 1998. Mr. Scherr served as President of the Partnership’s general partner from the inception of the Partnership until its dissolution in March 1998. From 1979 until 1990, he held various positions at Automatic Data Processing, Inc. (“ADP”), a payroll services company, where his titles included Vice President of Operations and Sales Executive. Prior to joining ADP, Mr. Scherr operated Management Statistics, Inc., a data processing service bureau founded by his father, Reuben Scherr, in 1959. He is the brother of Marc D. Scherr, the Vice Chairman of the Board of the Company.

      Mitchell K. Dauerman has served as Executive Vice President of the Company since April 1998 and as Chief Financial Officer and Treasurer of the Company since September 1996. From 1979 to 1996, Mr. Dauerman held various positions with KPMG LLP, a global accounting and consulting firm, serving as a Partner in the firm from 1988 to 1996. Mr. Dauerman is a Certified Public Accountant.

      James M. Alu has served as Executive Vice President of the Company since February 1999 and as Chief Operating Officer since January 1998. Prior to that, Mr. Alu served as Vice President of the Company from September 1996 and Vice President of the general partner of the Partnership from July 1993 until April 1996. From 1990 until 1993, Mr. Alu served as Area Sales Vice President for the northeastern United States for ADP’s Dealer Services Group. From 1986 through 1989, Mr. Alu served as Vice President of Sales for ADP’s Employer Services Group, National Accounts Division, and was responsible for the sales and implementation of payroll and human resource services to companies with more than 500 employees nationwide.

      LeRoy A. Vander Putten has served as a director of the Company since October 1997, is Chairman of the Compensation Committee of the Board and is a member of the Audit Committee of the Board. Mr. Vander Putten has served as the Executive Chairman of the Insurance Center, Inc., a holding company for 14 insurance agencies, since October 2001. Previously, he served as the Chairman of CORE Insurance Holdings, Inc., a member of the GE Global Insurance Group, engaged in the underwriting of casualty reinsurance, from August 2000 to August 2001. From April 1998 to August 2000, he served as Chairman of Trade Resources International Holdings, Ltd., a corporation engaged in trade finance for exporters from developing countries. From January 1988 until May 1997, Mr. Vander Putten was Chairman and Chief Executive Officer of Executive Risk Inc., a specialty insurance holding company. From August 1982 to January 1988, Mr. Vander Putten served as Vice President and Deputy Treasurer of The Aetna Life and Casualty Company, an insurance company.

      Robert A. Yanover has served as a director of the Company since January 1997 and is Chairman of the Audit Committee and a member of the Compensation Committee of the Board. Mr. Yanover founded Computer Leasing Corporation of Michigan, a private leasing company, in 1975 and has served as its President since that time. Mr. Yanover also founded Lason, Inc., a corporation specializing in the imaging business, and served as Chairman of the Board from its inception in 1987 until 1998 and as a director through February 2001.

      Information regarding Messrs. Marc D. Scherr, James A. FitzPatrick, Jr. and Rick A. Wilber is included under the heading “Proposal I–Election of Directors.”

EXECUTIVE COMPENSATION

      The following table summarizes the compensation for services rendered in all capacities to the Company during the past three completed fiscal years by the Company’s Chief Executive Officer and all other executive officers of the Company, including Alan Goldstein, M.D., Executive Vice President, who died on November 6, 2002:

Summary Compensation Table

					Long Term
					Compensation

		Annual Compensation			Securities	All Other
	Fiscal				Underlying	Compensation
Name and Position	Year	Salary(1)	Bonus		Options	(2)

Scott Scherr	2002	$350,000	$50,000		—	$2,750
Chairman of the Board,	2001	300,000	100,000	(3)	100,000 (3)	2,625
President and Chief	2000	280,265	—		—	2,625
Executive Officer
Marc D. Scherr	2002	$300,000	$50,000		—	$2,750
Vice Chairman	2001	250,000	138,525	(3)	100,000 (3)	2,625
	2000	209,615	66,250		75,000	2,132
Mitchell K. Dauerman	2002	$300,000	$—		—	$2,750
Executive Vice President,	2001	300,000	—		30,000	2,625
Chief Financial Officer	2000	271,154	—		—	2,625
and Treasurer
James M. Alu	2002	$275,000	$—		—	$2,274
Executive Vice President	2001	275,000	–		25,000 (3)	2,625
and Chief Operating	2000	260,577	—		—	2,625
Officer
Alan Goldstein, M.D.	2002	$252,885	$31,759	(3)	—	$2,750
Executive Vice President	2001	275,000	100,000	(3)	45,000 (3)	2,625
of Development	2000	260,577	—		—	2,067

(1)	During 2000, there were 27 pay periods as compared to 26 pay periods for each of the calendar years 2001 and 2002.

(2)	Consists of contributions by the Company to the Company’s 401(k) Plan on behalf of the executive officers indicated.

(3)	Consists of a discretionary bonus awarded to these executive officers primarily related to their involvement in a business agreement between the Company and Ceridian Corporation. During 2001, Ultimate Software and Ceridian Corporation reached an agreement which granted Ceridian a non-exclusive license to use UltiPro software as part of an on-line offering which Ceridian intends to market primarily to businesses with under 500 employees (the “Ceridian Agreement”). To date, Ceridian has paid to Ultimate Software a total of $16.5 million under the agreement. The aggregate minimum payments that Ceridian is obligated to pay Ultimate Software over the minimum term of the Ceridian Agreement, including amounts paid to date, is $42.6 million. The parties expect the minimum term of the agreement to be 7 years. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Annual Report on Form 10-K, which accompanies this proxy statement. In addition, Mr. Marc D. Scherr received $38,525 in performance-based compensation during 2001.

Option Grants in Last Fiscal Year

      During the fiscal year ended December 31, 2002, there were no stock options granted to the Company’s Chief Executive Officer or any other Named Executive Officer of the Company.

Aggregated Option Exercises in Last Fiscal Year

and Option Values at Fiscal Year-End

      The following table sets forth, for the Company’s Chief Executive Officer and all other Named Executive Officers of the Company, including Alan Goldstein, M.D., Executive Vice President, who died on November 6, 2002, certain information concerning the exercise of stock options during 2002, including the value of unexercised options as of December 31, 2002. No stock options were exercised by these executive officers during fiscal 2002.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-The-Money
	Options at		Options at
	December 31, 2002		December 31, 2002(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Scott Scherr	370,833	50,000	$3,500	$3,500
Marc D. Scherr	398,567	68,750	$3,500	$3,500
Mitchell K. Dauerman	238,249	15,000	$1,050	$1,050
James M. Alu	95,855	12,500	$875	$875
Alan Goldstein, M.D.	293,636	—	$3,151	$—

(1)	Options are in-the-money if the fair market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the fair market value at December 31, 2002 of $3.45 per share, less the exercise price.

Compensation Committee Report on Executive Compensation

      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

      The Compensation Committee of the Board (the “Compensation Committee”) is composed of four non-employee directors, Messrs. LeRoy A. Vander Putten (Chairman), James A. FitzPatrick, Jr., Robert A. Yanover and Rick A. Wilber. Mr. Wilber was appointed to the Compensation Committee on February 11, 2003. The Compensation Committee is responsible for developing and approving the Company’s compensation program for the executive officers, including the Chief Executive Officer, and other officers of the Company. In addition, the Compensation Committee administers the Company’s stock plans and oversees such other benefits plans as the Company may from time to time maintain.

Compensation Philosophy

      The executive compensation program is designed to attract and retain qualified executive officers who will contribute to the Company’s long-term success, to reward executive officers for achieving the Company’s strategic goals and to align the interests of the executive officers with those of the Company’s stockholders. This philosophy is reflected in a compensation package that includes (i) base salaries and benefits which the Committee believes are competitive with other software and technology companies of comparable size, and (ii) incentive compensation which is related to the Company’s achievement of specified financial and other performance targets and which includes the granting of stock options that creates a link between executive compensation and the interests of the Company’s stockholders.

Base Salary and Benefits

      In order to attract and retain qualified executives, the Company provides competitive base salaries and employee benefits, including health care plans, a Section 401(k) Profit Sharing Plan and other employee benefit programs. The Compensation Committee establishes base salary levels for executives by comparison to industry compensation practices of other software and technology companies with revenues in the same broad range as that of the Company (the “Comparison”). The base salaries of the Company’s Chief Executive Officer (“CEO”) and all other executive officers of the Company (the “Named Executive Officers”) are shown in the “Salary” column of the Summary Compensation Table.

Incentive Compensation

      In October 1998, the Company adopted the Incentive Compensation Plan (the “ICP”) for the Named Executive Officers and other employees. The ICP was designed to reward the Named Executive Officers and Company employees for the achievement of corporate and personal goals. Annual bonuses under the ICP are based on actual performance measured against “key performance variables” to be established from time to time by the Compensation Committee and which may include net income, revenues and individual objectives. The Compensation Committee did not utilize the ICP in 2002.

      From time to time, on a discretionary basis, the Compensation Committee approves the grant of performance-based cash bonuses (“Cash Bonuses”) and the issuance of additional stock options under the Stock Option Plan (“Stock Options”) in order to provide incentives to new employees and in recognition of superior performance, promotions and increased responsibilities of executive officers and employees. In 2002, Mr. Marc D. Scherr received a Cash Bonus of $50,000 in connection with his personal performance. There were no Cash Bonuses or Stock Options granted to the other Named Executive Officers in 2002, except for the CEO as discussed below.

     Compensation of Chief Executive Officer

      The Compensation Committee determined the compensation for 2002 for the Company’s Chief Executive Officer, Mr. Scott Scherr, based primarily on the Comparison, and the Company’s financial results, including the growth of the Company’s recurring revenue base, and Mr. Scherr’s personal performance. Based on the Comparison, the Committee increased Mr. Scott Scherr’s base salary in 2002 from $300,000 to $350,000. During 2002, a cash bonus of $50,000 was granted to Mr. Scott Scherr based upon the factors described above. The Compensation Committee believes that Mr. Scherr is being appropriately compensated in a manner that relates to the performance and other criteria referred to above.

     Tax Deductibility of Executive Compensation

      Federal tax law generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. Since the Company’s annual compensation to its executive officers is currently below the $1,000,000 limit, the Company does not at this time anticipate any loss of deductibility under the Federal tax law for compensation paid to its executive officers. The Company was not denied a deduction under this law for any compensation paid to its executive officers during 2002.

LeRoy A. Vander Putten, Chairman
Robert A. Yanover
James A. FitzPatrick, Jr.
Rick A. Wilber
Members of the Compensation Committee

Compensation Committee Interlocks and Insider Participation

      The current members of the Compensation Committee of the Board are Messrs. LeRoy A. Vander Putten, James A. FitzPatrick, Jr., Robert A. Yanover and Rick A. Wilber. No executive officer of the Company has served as a member of the compensation committee of any other entity whose executive officers served as a member of the Compensation Committee of the Board.

      Mr. James A. FitzPatrick, Jr. is a partner in the law firm Dewey Ballantine LLP, which provides legal services to the Company.

      During the fourth quarter of 2001, the Company began leasing equipment with a computer leasing company (the “Leasing Company”) that is owned by an irrevocable trust (the “Trust”) for the benefit of the children of Robert A. Yanover, a member of the Company’s Board of Directors. Additionally, the Leasing Company’s business is managed and operated by a management company (the “Management Company”) pursuant to a management agreement. Mr. Yanover has a 50% ownership interest in the general partner of the Management Company. The Company financed equipment with the Leasing Company totaling $1,007,000 and $258,000 during 2002 and 2001, respectively. Related amortization totaling $415,000 and $12,000 and total cash paid totaling $467,000 and $14,000 were recorded during 2002 and 2001, respectively. The capital lease obligations with the Leasing Company and related accumulated amortization were $869,000 and $427,000, respectively, at December 31, 2002 and $247,000 and $12,000, respectively, at December 31, 2001. The Company believes that the terms of the leases were no less favorable to the Company than could have been obtained from an unaffiliated party.

Audit Committee Report

      The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

      The Audit Committee of the Board (the “Audit Committee”) is composed of three non-employee directors, Messrs. Robert A. Yanover (Chairman), LeRoy A. Vander Putten and Rick A. Wilber, and operates under a written charter adopted by the Board. The Audit Committee held six meetings during fiscal 2002. The Board and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200 (a)(14). The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and reviews the independence of the Company’s auditors.

      Management is responsible for the Company’s financial statements, systems of internal control and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      On April 24, 2002, the Company dismissed its independent public auditors, Arthur Andersen LLP (“Andersen”), and retained KPMG LLP (“KPMG”) as its new independent public auditors.

      The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and has met with the independent auditors, KPMG LLP, with and without management present, to discuss the results of their fiscal 2002 examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      Specifically, the Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and any other matters required to be discussed under generally accepted auditing standards. These discussions included the scope of the auditor’s responsibilities, significant accounting adjustments, any disagreements with management and a discussion of the quality (not just the acceptability) of accounting principles, reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      KPMG LLP has provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent auditors that firm’s independence from the Company and its management. During fiscal 2002, the Company retained its principal independent auditors, KPMG LLP, for the audit of the fiscal year 2002 and the reviews of the Company’s 2002 quarterly reports on Forms 10-Q. KPMG LLP did not render any services related to financial information systems design and implementation for the fiscal year ended December 31, 2002.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Robert A. Yanover, Chairman
LeRoy A. Vander Putten
Rick A. Wilber
Members of the Audit Committee

KPMG LLP Fees

      For services rendered in 2002 by KPMG LLP, the Company’s principal independent auditors, the Company incurred the following fees:

•	Audit fees (for the audit of the fiscal year 2002 and the reviews of the Company’s 2002 quarterly reports on Forms 10-Q) totaling $132,000.

•	All other fees (related to tax compliance during 2002) totaling $34,900.

STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder returns on the Company’s Common Stock for the period covering June 2, 1998 (the first day of the trading pursuant to the Company’s initial public offering of 3,250,000 shares of Common Stock at an offering price of $10 per share, the “IPO”) through December 31, 2002, on a quarterly basis, with the cumulative total return of The Nasdaq Stock Market — U.S. (the “Nasdaq Market”) Index and the RDG Software Composite Index for the same period. In prior years, the Company used the JP Morgan Hambrecht & Quist Computer Software Index (the “JP Morgan H & Q Index”) as a measurement reference in its stock performance graph. The JP Morgan H & Q Index is reflected in this stock performance graph through December 31, 2001. In April 2002, JP Morgan discontinued the production of the JP Morgan H & Q Index. The Company replaced the JP Morgan H & Q Index with the RDG Software Composite Index, an index commonly used in the computer software industry.

Comparison of Fifty Five-Month Cumulative Total Return*

Among (1) the Company, (2) the Nasdaq Market Index, (3) the JP Morgan H & Q Index and
(4) the RDG Software Composite Index

*	$100 invested on 6/2/98 in stock or on 5/31/98 in index — including reinvestment of dividends. Fiscal year ending December 31.

(1)	Assumes the investment of $100 on June 2, 1998 and reinvestment of dividends (no dividends were declared on the Company’s Common Stock during the period).

(2)	Prior to the IPO, the Company’s Common Stock was not listed or quoted on any organized market system.

Change in Accountants

      On April 24, 2002, the Company dismissed its independent auditors, Arthur Andersen LLP (“Andersen”), and on April 24, 2002, the Company retained KPMG LLP as its new independent auditors. The change in auditors was approved by the Board of Directors of the Company, upon the recommendation of the Audit Committee of the Board of Directors.

      The audit reports issued by Andersen on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2001 and December 31, 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two fiscal years that ended December 31, 2001, and during the subsequent interim period prior to engaging KPMG LLP, there were no disagreements between Ultimate Software and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter in their reports.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during the Company’s two fiscal years that ended December 31, 2001, or during any subsequent interim period through April 24, 2002.

      The Company provided Andersen with a copy of the foregoing disclosures, and a letter from Andersen confirming its agreement with these disclosures was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2002.

      During the Company’s two fiscal years that ended December 31, 2001 and during the subsequent interim period prior to engaging KPMG LLP, neither the Company nor someone on behalf of the Company consulted with KPMG LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      See “Compensation Committee Interlocks and Insider Participation” in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners were met during 2002, except that Mr. Michael Feinberg , a greater than 10% beneficial owner, inadvertently failed to report on a timely basis a purchase of the Company’s Common Stock on August 9, 2002 and Mr. Robert Yanover, a director, inadvertently failed to report on a timely basis a purchase of the Company’s Common Stock on November 4, 2002. A Form 4 reporting Mr. Feinberg’s transaction was subsequently filed on November 7, 2002 with the Commission. A Form 4 amendment reporting Mr. Yanover’s transaction and his beneficial ownership of the Company’s Common Stock was subsequently filed on April 10, 2003.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

      Under the rules of the Commission, any proposal by a stockholder to be presented at the 2004 Annual Meeting of Stockholders and to be included in the Company’s proxy statement must be received at the

Company’s principal corporate office: 2000 Ultimate Way, Weston, Florida 33326, no later than the close of business on December 13, 2003. Proposals should be sent to the attention of the Secretary of the Company. Any such stockholder proposal must comply with the applicable rules of the Commission.

      Under the Company’s By-Laws, proposals of Stockholders not included in the proxy materials may be presented at the 2004 Annual Meeting of Stockholders only if the Company’s Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to April 11, 2004, the first anniversary of the proxy statement in connection with the 2003 Annual Meeting of Stockholders (subject to exceptions if the 2004 Annual Meeting is advanced by more than thirty days and the proposal is a proper one for stockholder action).

OTHER MATTERS

Financial Statements

      A copy of the Company’s Annual Report to Stockholders, including therewith a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, is being provided to stockholders of the Company with this Proxy Statement.

Other

      The Company is not aware of any other matters that may come before the Annual Meeting. If other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with their best judgment.

By Order of the Board of Directors:

VIVIAN MAZA
Secretary

Weston, Florida

April 11, 2003

DETACH HERE

PROXY

THE ULTIMATE SOFTWARE GROUP, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned, revoking all prior proxies, hereby appoints Mitchell K. Dauerman and Vivian Maza, with full power of substitution, as proxies to represent and vote, as designated herein, all the shares of stock of The Ultimate Software Group, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 2000 Ultimate Way, Weston, Florida, on Wednesday, May 14, 2003, at 10:00 a.m., and at any adjournment thereof (the “Annual Meeting”).

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED HEREIN. Attendance of the undersigned at the Annual Meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company prior to the Annual Meeting or shall vote in person at the Annual Meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH HERE

PLEASE MARK YOUR VOTES BY FIRMLY PLACING AN “X” IN THE APPROPRIATE BOXES.

1. To elect three directors to serve until the 2006 Annual Meeting.

NOMINEES:	FOR	WITHHELD

Marc D. Scherr	☐	☐

James A. FitzPatrick, Jr.	☐	☐

Rick A. Wilber	☐	☐

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature: ____________________________________________ Date: _____________________

Signature: ____________________________________________ Date: _____________________